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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

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James A. Todd

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August 14

Associated Press –

Union Sides with Esmark in Wheeling-Pitt Takeover

August 14

Dow Jones –

Steelworkers Oppose Wheeling-Pitt/CSN Tie-Up

August 15

Pittsburgh-Tribune Review –

Steelworkers to File Grievance

August 15

The Intelligencer (Wheeling, W.V.) –

USW Opposes CSN Deal

*    *    *

Associated Press Newswires

Union sides with Esmark in Wheeling-Pitt takeover

By VICKI SMITH

Monday, August 14 2006, 20:01

MORGANTOWN, W.Va. (AP) - The United Steelworkers officially picked a side in the battle for Wheeling-Pittsburgh Steel Corp., declaring Monday it will embrace a future with an Illinois steel supplier and try to defeat a merger with management’s preferred partner.

In a news release late Monday, District 1 Director David McCall in Columbus, Ohio, said the USW will “use every means at the union’s disposal” to defeat Wheeling-Pitt’s proposed deal with Brazilian steelmaker Companhia Siderurgica Nacional, or CSN.

Wheeling-Pitt, which employs about 3,100 at plants in West Virginia, Ohio and Pennsylvania, has a tentative agreement to merge with CSN despite a looming takeover attempt by Esmark Inc., a Chicago Heights, Ill.-based steel service center. In a conference call with investors last week, Wheeling-Pitt CEO James G. Bradley repeatedly defended the deal with CSN, arguing it is the better strategic fit.

One Wheeling-Pitt spokesman could not immediately be reached for comment and a message left with another company official was not immediately returned.

Shares of Wheeling-Pitt closed at $17.83, down 2.7 percent in trading Monday on the Nasdaq stock exchange.

The showdown for Wheeling-Pitt will culminate Nov. 17 at the annual meeting in Pittsburgh, where shareholders will vote on the two proposals and two new boards of directors.

McCall also said the union would file a grievance over alleged violations of the current contract, which allow the union to make a competing offer. The company’s contention that the union must present a bid by Sept. 8 is “completely without merit,” he said.

He argues the union should get the same amount of time other parties had to craft their offer.

In a letter to the company, McCall said “even the most conservative reading of the labor agreement requires that the company enter into no contract… prior to Feb. 5, 2007.”

Last week, Bradley said Wheeling-Pitt had been in exploratory talks with several potential partners for about 18 months before deciding it could no longer remain a stand-alone company and must join the ongoing, global consolidation of the industry.

The union’s choice is not a surprise; in recent weeks, the steelworkers have complained that they had no contact with CSN prior to Wheeling-Pitt’s public announcement.

Esmark, on the other hand, has an established relationship with the union and has been courting it for support.

“The USW is critical to our success,” Esmark President Craig Bouchard said. “We can’t return Wheeling-Pitt to greatness without their help. Great companies are made by the people who do the actual work, not by anyone else.

“On the flip side,” he added, “I can’t think of even one case of a company in the steel industry succeeding while at war with the steelworkers.”

Wheeling-Pitt has survived two bankruptcies, largely with the help of the steelworkers’ concessions, and the union holds two seats on the board of directors.

“The union realized that our offer is in the best interests of the shareholders, workers and retirees,” Bouchard said. “It’s not much more complex than that.”

Wheeling-Pitt is the only U.S. steelmaker to successfully restructure through Chapter 11 since a steel-import crisis began in 1998.

Dow Jones Newswires

Steelworkers Oppose Wheeling-Pitt/CSN Tie-Up

By Christopher Scinta

Monday, August 14, 2006, 17:08

NEW YORK (Dow Jones)—The United Steelworkers will oppose the proposed merger of Wheeling-Pittsburgh Corp. (WPSC) with the North American operations of Brazilian steelmaker Companhia Siderurgica Nacional (SID).

USW District 1 director David McCall sent a letter to Wheeling-Pitt management Monday saying Wheeling-Pitt’s decision to accept an offer from the Brazilian company, known widely as CSN, violated terms of the union’s contract.

The union has thrown its support behind a hostile offer from privately-held steel service center operator Esmark Inc. to merge with Wheeling-Pitt.

Wheeling-Pitt representatives weren’t immediately available for comment late Monday.

When it announced the deal with CSN earlier this month Wheeling-Pitt said it would file documentation on the deal upon expiration of a “right to bid” provision of the union’s contract - which allows the union to designate a competing bidder for the company. However, Wheeling-Pitt didn’t say when that period would expire.

Wheeling-Pitt “breached our contract when it accepted CSN’s offer,” USW’s McCall said in a statement Monday

The USW claims the contract doesn’t allow Wheeling-Pitt to enter into a strategic transaction like the one with CSN before Feb. 5, 2007.

Under Wheeling-Pitt’s deal with CSN, the Brazilian company would get a 49.5% stake in the merged company in exchange for: contributing its 900,000-ton steel-processing facility in Terre Haute, Ind.; $225 million in financing potentially convertible into 11.8 million shares of the new company; exclusive distribution rights for CSN’s flat-rolled steel in the U.S. and Canada; and a 10-year contract to provide steel slabs.

Esmark has offered a merger of its operations with Wheeling-Pittsburgh’s, plus an infusion of $200 million in cash from backer Franklin Mutual Advisers, which Wheeling-Pittsburgh has rejected. Esmark currently is proposing its own slate of directors for election to Wheeling-Pittsburgh’s board who, if elected, will push for a merger of the two companies followed by a major share buyback.

Wheeling-Pittsburgh’s annual meeting is scheduled for Nov. 17.

About 20% of Wheeling-Pitt’s stock is held in a trust to fund benefit costs for USW workers, but the company says the union doesn’t directly control the trust.

Pittsburgh Tribune-Review

Steelworkers to file grievance

By C.M. Mortimer

Tuesday, August 15, 2006

United Steelworkers said Monday they will file a grievance to block Wheeling-Pittsburgh Corp.’s plans to merge with a Brazilian steelmaker, contending the move breaches their contract.

The union’s agreement with Wheeling-Pittsburgh provides the union with the right to organize a transaction in the event the company decides to sell or is presented with an offer to sell, according to union officials.

Until the union is given the same period of time given to other parties, the company cannot enter into contracts regarding a potential sale, according to Dave McCall, director of District 1 of the United Steelworkers union.

McCall, who doubles as the union’s chief negotiator at Wheeling-Pittsburgh, gave notice of the union’s intent in a letter yesterday to Wheeling-Pittsburgh CEO James G. Bradley. Company officials could not be reached for comment.

Wheeling-Pittsburgh earlier this month announced it had reached a tentative agreement to merge with Brazilian steelmaker Companhia Siderurgica Nacional.

The move came just weeks after Chicago-based Esmark Inc., launched a $1.1 billion hostile takeover bid for Wheeling-Pittsburgh Corp., parent of troubled Wheeling-Pittsburgh Steel.

The union previously voiced its support for the Esmark proposal.

Esmark President Craig T. Bouchard said the Brazilian deal appears to deliberately bypass the union.

“We crafted a proposal that would be acceptable to the people who saved this company twice, that’s the bottom line,” Bouchard said.

Wheeling-Pittsburgh Corp. previously said it hoped to have shareholders vote on the plan at the company’s annual meeting on Nov. 17. Bouchard said the union’s decision to file a grievance would probably upset that timetable.

Under terms of the proposed merger, the Brazilian company would take 49.5 percent ownership in the new company, while Wheeling-Pittsburgh shareholders would control the other 50.5 percent.

McCall estimated the union owns about 32 percent of Wheeling-Pittsburgh as part of an employee retirement plan negotiated under the contract when the steelmaker emerged from bankruptcy three years ago.

C.M. Mortimer can be reached at cmortimer@tribweb.com or (724) 836-5252.

The Intelligencer (Wheeling, W.V.)

USW Opposes CSN Deal

By ADAM TOWNSEND

Tuesday, August 15, 2006

The United Steelworkers released a statement Monday evening opposing the proposed merger between Wheeling-Pittsburgh Corp. and Brazilian Steelmaker CSN in favor of the merger plan presented by Chicago steel company Esmark.

According to the statement, the USW was to deliver a letter to Wheeling-Pitt today in which David McCall, director of USW District 1 and the union’s chief negotiator with Wheeling-Pitt, informed James Bradley, chairman, president and chief executive of the company, that “the steelworkers union is filing a grievance in order to rectify the company’s egregious violations of the Right to Bid provisions of our labor agreement.”

James Bouchard, chairman and CEO of Esmark, expressed his satisfaction with the union’s first definite show of support for the Chicago company’s merger plan.

“I think it’s consistent with what we’ve said all along,” Bouchard said in a phone interview Monday. “We think the (Wheeling-Pitt) management is operating in a vacuum. We’re ready to infuse cash and start building equity. … We’ve already negotiated a contract the union. It’s ready to go today, and CSN hasn’t even started.” with

This move by the USW comes several weeks after Esmark announced its intentions to start a proxy fight to oust Wheeling-Pitt’s current board of directors at November’s shareholders’ meeting and force a merger of the two companies. Esmark presented its plans to Wheeling-Pitt privately before it began publicly criticizing the management and courting the USW in preparation for the takeover attempt.

Wheeling-Pitt’s board of directors turned down Esmark’s offer in favor of a merger with CSN in which the Brazilian company would enter into an extended slab supply agreement and own 49.5 percent of the company. Both proposals contain provisions to take on Wheeling-Pitt’s debt and effect continued capital improvements to the local steelmaker’s facilities.

According to the union’s release, the USW’s agreement with Wheeling-Pitt provides the union with the right to organize a transaction in the event the company decides or is presented with an offer to sell the company. Until the union is given the same period of time given to other parties, the company may enter into no contracts regarding a potential sale.

Wheeling-Pitt “breached our contract when it accepted CSN’s offer” McCall claimed, adding that the company’s contention that the USW must present a competing transaction by Friday, Sept. 8, is “completely without merit.” Wheeling-Pitt and CSN have reached a verbal agreement that still is subject to shareholders’ approval.

The union letter also asserts, “Even the most conservative reading of the labor agreement requires that the company enter into no contract, including most certainly the definite agreement that you have announced as your next step in the CSN transaction, prior to Feb. 5, 2007.”

Officials at Wheeling-Pitt could not be reached Monday.